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                                  EXHIBIT 5.1

                               OPINION OF COUNSEL

                                  July 3, 1997


Connetics Corporation
3400 W. Bayshore Road
Palo Alto, CA 94303

        REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about July 3, 1997 (the "Registration Statement") for purposes of registering under the Securities Act of 1933, as amended (the "Act") a total of 2,841,357 shares of your Common Stock (the "Shares"), sold by you and a selling stockholder in connection with a private placement of securities with several institutional investors (the "Selling Stockholders") on May 15, 1997. Of the shares being registered, 1,936,357 were sold in the private placement to the investors directly and 905,000 are issuable upon the exercise of warrants (the "Warrants") sold to such investors in the private placement. As your legal counsel, we prepared and examined the documentation associated with the private placement, and we are familiar with the proceedings to be taken in connection with the sale and issuance of the Shares being registered.

        It is our opinion that (i) the Shares when sold in the manner referred to in the Registration Statement and (ii) the Shares issuable upon exercise of the Warrants, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.


                                        Sincerely,

                                        VENTURE LAW GROUP

                                        /s/ Venture Law Group